EMPLOYEE CONFIDENTIALITY AND NON-COMPETITION AGREEMENT
THIS EMPLOYEE CONFIDENTIALITY AND NON-COMPETITION AGREEMENT (this “Agreement”) is made and entered into this ____ day of __________, 2017 (the “Effective Date”), by and between Kraton Corporation (“Parent”), a Delaware corporation, Kraton Polymers U.S. LLC (the “Company”)1, a Delaware limited liability company and wholly-owned subsidiary of Parent and _____________ (“Employee”).
[Existing Employees: Employee has been employed by the Company since [________]. Concurrently with the execution and delivery of this Agreement, Company agrees to continue to employ Employee, and Employee agrees to continue employment with the Company, on the following terms and conditions:]
[New Employees: The Company agrees to employ Employee, and Employee accepts employment with the Company, on the following terms and conditions:]
[for new employees: agrees [for current employees: agrees to continue to employ Employee, and Employee agrees to continue employment with the Company,] on the following terms and conditions:
ARTICLE I
DEFINITIONS

In addition to the terms defined in the body of this Agreement, for purposes of this Agreement, the following capitalized words shall have the meanings indicated below.

1.1    “Competitive Business” means the development, manufacture, license, sale or provision of products or services that the Kraton Group (as defined below) currently, or at any time during the Employee’s employment with the Company, sells, manufactures, licenses or provides, or has specific plans to do so, including without limitation styrenic block copolymers made by anionic polymerization and high value products primarily derived from pine wood pulping co-products.
1.2    “Confidential Information” includes, but is not limited to trade secrets and other confidential and proprietary information received or developed by the Kraton Group (including such information received or developed by Employee during his employment with Company) relating to the Kraton Group’s customers and/or in connection with the business of the Kraton Group, including without limitation, customer lists, development programs, costs, marketing, trading, investment, sales, activities, promotion, credit and financial data, manufacturing processes, financing methods, plans, contract terms and conditions and related information, information describing the needs of the Kraton Group’s customers, formulas, devices or compilations of information which are used in the business of the Kraton Group and which give the Kraton Group an opportunity to obtain an advantage over others who do not know or use such information, financial information, marketing plans, designs, specifications for hardware
1 Revise as appropriate to employing entity.

and systems, software programs, engineering and other technical data, ideas and special expertise relating to the business of the Kraton Group, their customers and suppliers and other information and materials which have been or may be identified by the Kraton Group, their customers or suppliers as confidential or which Employee has reason to believe is being maintained in confidence, as well as information concerning the business of the Kraton Group generally. Confidential Information does not include any item of such information which, prior to Employee’s receipt thereof: (i) was generally known to the public (other than as a result of a breach of this covenant by Employee), or (ii) was acquired by Employee from a third party, provided such third party, in providing the information to Employee, did not impose an obligation of confidentiality and has not breached any other agreement or acted in derogation of any duty owed to the Kraton Group, its customers or suppliers.
1.3    “Kraton Group” means the Company, the Parent, and each of Parent’s other direct and indirect owned affiliates and subsidiaries including, without limitation, Kraton Company LLC.
ARTICLE II
PROTECTION OF INFORMATION
2.1    Acknowledgement of Confidential Information of the Company. In order to develop Employee’s skills and enable Employee to perform his duties, Employee acknowledges that the Kraton Group hereby agrees to, after execution of this Agreement and throughout Employee’s employment, to provide Employee with Confidential Information as defined above. By signing this Agreement, Employee acknowledges delivery and receipt of Confidential Information. Employee acknowledges that thereafter Employee will be making use of, acquiring, accessing and/or adding to such Confidential Information. Employee recognizes that access to and knowledge of Confidential Information is essential to the performance of his duties with the Kraton Group. Employee acknowledges and agrees that the Confidential Information is a valuable, special, and unique asset of the Kraton Group and such Confidential Information is extremely important in the highly competitive industries in which the Kraton Group conducts business. Employee acknowledges that the disclosure of any Confidential information will cause imminent harm and substantial, irreparable injury, including loss of profit and other damages such as loss of goodwill and a decrease in market share which are difficult to calculate. Employee acknowledges that the Kraton Group retains a proprietary interest in its Confidential Information that persists beyond the termination of Employee’s employment.
2.2    Obligation to Maintain the Secrecy of Confidential Information.
(a)    As a material inducement to the Kraton Group to provide Confidential Information to Employee and otherwise enter into the employment relationship, Employee agrees:
(i)    To keep the Confidential Information secret and confidential at all times and not at anytime, during his employment by the Company or following such employment, to disclose or allow the disclosure of any Confidential Information to any person, firm or corporation except to the extent necessary to permit Employee to act within the ordinary course of Employee’s assigned duties for the benefit of the Kraton Group; and
(ii)    Not to use, misuse or misappropriate any Confidential Information for his own benefit or the benefit of any person, firm or corporation other than the Kraton Group.
(b)    Without limiting the foregoing, Employee understands and agrees that he will not communicate or divulge, disclose or furnish, except to the Kraton Group, the names and addresses of any customers or prospective customers, or any information concerning any of the Kraton Group’s customers or prospective customers. Employee further acknowledges that the Confidential Information is the sole property of the Kraton Group, or their customers or suppliers. Notwithstanding anything herein to the contrary, nothing in this Agreement shall (i) prohibit the Employee from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation, or (ii) require notification or prior approval by the Company of any reporting described in clause (i).
(c)    At the termination of Employee’s employment with the Company for any reason, (i) all Confidential Information as may be in Employee’s possession, or over which Employee may have control, and all other documents, data, records, materials, notes, reports and other property of the Kraton Group provided to Employee during the course of Employee’s employment, regardless of whether prepared by Employee, shall be returned by Employee to the Company immediately, with no request being required (and Employee shall not retain, recreate or deliver to anyone else such information); and (ii) all computer and computer-related equipment and software, and all property, files, records, documents, drawings, specifications, lists, equipment, and similar items relating to the business of the Kraton Group, whether prepared by Employee or otherwise, coming into Employee’s possession and/or control shall remain the exclusive property of the Kraton Group, and shall be delivered by Employee to the Company immediately, with no request being required (and Employee shall not retain, recreate or deliver to anyone else such information). The restrictions of this Section 2.2 are in addition to and not in lieu of protections afforded to the trade secrets and confidential information of the Kraton Group under applicable state and/or federal laws.
ARTICLE III
INVENTIONS

3.1    Inventions by Employee.
(a)    Prior Inventions. Employee has attached hereto, as Exhibit A, a list describing all material creations, inventions, and developments which were created or contributed to by Employee either solely or jointly with others prior to Employee’s employment with the Company which relate to the Kraton Group’s proposed or current business, services, products or research and development (collectively referred to as “Prior Inventions”). If no such list is attached, Employee either will advise the Company that Prior Inventions exist but cannot be disclosed because of prior existing confidentiality obligations or, absent such advice, will be understood to represent that there are no such Prior Inventions. If in the course of Employee’s employment with the Company, Employee uses or relies upon a Prior Invention, or any works of authorship (including software, related items, data bases, documentation, site content, text or graphics), developments, improvements or trade secrets which were created or contributed to by Employee either solely or jointly with others prior to Employee’s employment with the Company (“Prior Intellectual Property”) in Employee’s creation or contribution to any work of authorship, invention, product, service, process, machine or other property of the Kraton Group, Employee will inform the Company promptly and, upon request, use Employee’s best efforts to procure any consents of third parties necessary for the Kraton Group’s use of such Prior Intellectual Property. To the fullest extent permissible by law, and to the extent not in contravention of any prior legal obligation of Employee to others all of which are disclosed to the Company on Exhibit B, attached hereto, Employee hereby grants the Kraton Group a non-exclusive royalty-free, irrevocable, perpetual, worldwide license under all of Employee’s Prior Inventions to make, have made, copy, modify, distribute, use and sell works of authorship, products, services, processes and machines and to otherwise operate the Kraton Group’s current and future business.
(b)    During Employee’s employment by the Company, Employee may, alone or with others, during or outside regular business hours and with or without the use of the Kraton Group’s equipment, supplies, facilities or any of the Confidential Information, develop ideas, works of authorship, inventions, improvements upon products, or discoveries which (i) relate at the time of their conception or reduction to practice to the Kraton Group’s business, or actual or anticipated research or development by the Kraton Group, or (ii) which result from work performed by Employee for the Kraton Group. (All of the foregoing are collectively referred to as the “Inventions”.) Employee agrees that all Inventions are the sole and exclusive property of the Kraton Group and that the Kraton Group shall have the sole right to use the Inventions. Employee further hereby unconditionally assigns and agrees to assign to the Kraton Group all rights, title and interests of Employee in and to all Inventions. Employee hereby grants to the Kraton Group the sole right to apply for, obtain and register patents, utility models, design rights, copyrights and/or trade secret protection or any other available legal protection (collectively called “Legal Protection”) for the Inventions and the Kraton Group’s ownership thereof in the United States and throughout the world and to use transfer or grant licenses to others under all such Legal Protection. Employee further agrees to provide all possible assistance to the Kraton Group and to execute all documents, agreements, notices, assignments and other written materials and perform all acts required by the Kraton Group from time to time to enable the Kraton Group to fully enforce its legal rights to the Inventions in the United States and throughout the world, including, without limitation, all documents and actions, including, without limitation, information and testimony which the Kraton Group deems necessary for (1) the unconditional assignment of all of Employee’s interests in the Inventions to the Kraton Group and the vesting of title to the Inventions solely in the Kraton Group, and (2) the preparation, application, prosecution, issuance, procurement, perfection, maintenance and preservation of Legal Protection for the Inventions.
(c)    Employee will promptly and fully inform and disclose to his supervisor, in writing, in detail, all inventions developed by Employee and Employee agrees to treat all

Inventions as Confidential Information and to maintain the secrecy of those Inventions pursuant to the requirements of Article II. Employee further agrees to maintain complete records of all his creative or inventive activities and to deliver such records to the Company at the termination of employment or as requested by the Company.
ARTICLE IV
COVENANTS AGAINST COMPETITION
4.1    Non-Competition and Non-Solicitation. (a) Employee acknowledges that in connection with his employment, he has and will continue to have access to specialized knowledge of the market analyses, marketing practices, technology, clients and prospective clients of the Kraton Group, and other Confidential Information, goodwill and trade secrets that were among the assets of the Kraton Group prior to the Effective Date. Employee acknowledges his expertise and specialized knowledge of research and development, and other Confidential Information. Employee will continue to obtain and develop specialized knowledge of Confidential Information and the business of the Kraton Group through his continued involvement in the business of the Kraton Group, including his employment under this Agreement, and that such Confidential Information will enable Employee to irreparably injure the Kraton Group if Employee should engage in unfair competition. The Kraton Group’s promise to provide Employee with this Confidential Information is an essential part of the Company’s agreement to employ Employee pursuant to this Agreement.
(b)     Ancillary to and in consideration of the Company’s promises and undertakings in this Agreement, including, without limitation, Employee’s continuing employment with the Company, any future job transfers or promotions, salary continuation under the Parent’s Executive Severance Program, the promise to provide specialized training and knowledge, the promise to provide Employee access to and control of Confidential Information that the Kraton Group will continue to develop and/or receive and that Employee will have access to during his employment with the Company, and to ensure the protection of the Confidential Information during Employee’s employment and thereafter, Employee agrees and covenants that during the period of his employment and until the date that is twelve (12) months after the termination of Employee’s employment for any reason whatsoever, whether voluntary or involuntary (the “Restrictive Period”) he will not, without the prior written approval of the Company:
(i)    acquire a financial interest in, engage in, act for, be employed by, provide services to, or contract with, directly or indirectly (whether individually or as a partner, officer, manager, employee, agent, representative, director, owner, trustee, or other investor of or in, whether as an independent contractor, consultant or advisor, or as a sales representative or distributor of any kind) with respect to a Competitive Business; provided that, notwithstanding the foregoing, Employee may be employed by, provide services to, or contract with a Competitive Business so long as Employee adheres to the restrictions outlined below in Section 4.1(b)(v).
(ii)    solicit or encourage, directly or indirectly and in any capacity, any employee of the Kraton Group to leave the employment of the Kraton Group;

(iii)    employ or solicit for employment, directly or indirectly and in any capacity, any person who was an employee of the Kraton Group during the 6-month period preceding the date of Employee’s termination from the Kraton Group, unless such employee was no longer employed by the Kraton Group and is not subject to a non-competition or similar agreement in favor of the Kraton Group at the time of the solicitation and/or employment; and
(iv)    solicit or encourage, directly or indirectly and in any capacity, any individual consultant then under contract with the Kraton Group to cease work with the Kraton Group;
(v)    contact, directly or indirectly and in any capacity, any customer, supplier, contractor or subcontractor or prospective customer, supplier, contractor or subcontractor of the Kraton Group (1) with whom Employee has had contact on behalf of the Kraton Group during the 12-month period preceding the date of Employee’s termination, or (2) about whom Employee has obtained Confidential Information in connection with such Employee’s employment during such 12-month period, or (3) with whom employees reporting to Employee have had personal contact or dealings on behalf of the Kraton Group during the 12-month period preceding the date of Employee’s termination, so as to cause or attempt to cause such customer, supplier, contractor or subcontractor or prospective customer, supplier, contractor or subcontractor not to do business with or to reduce business with the Kraton Group or divert any business from the Kraton Group with respect to a Competitive Business.
Nothing contained in this Section 4.1 shall prohibit Employee from (x) acquiring, solely as an investment and through market purchases, securities of any entity which is registered under Section 12(b) or 12(g) of the Securities and Exchange Act of 1934 and which are publicly traded, so long as Employee is not part of any control group of such entity and such securities, including converted securities, do not constitute more than 1% of the outstanding voting power of that entity; or (y) rendering services to any company that derives less than 10% of its revenues from a Competitive Business (a “Permitted Company”), if such services or employment relate solely to a business of the Permitted Company that is not in competition with a Competitive Business.
Notwithstanding the foregoing, the restrictions set forth in Section 4.1(b)(i) shall not apply if the benefit amounts payable to Employee as a Participant in the Kraton Corporation Executive Severance Program in the event of Employee’s termination of employment from the Company are materially reduced after the Effective Date.
4.2    Reasonableness; Enforcement.
(a)    Employee and the Company agree and acknowledge that the limitations as to time and scope of activity to be restrained as set forth in Section 4.1 hereof are reasonable in light of the nature and geographic scope of the operations of the Kraton Group, Employee’s level of control over and/or contact with the Kraton Group business in all jurisdictions in which it is conducted, and the nature and amount of compensation, trade secrets and Confidential Information that Employee is receiving in connection with the performance of Employee’s duties hereunder. Employee agrees and acknowledges that the restrictions set forth in Section 4.1 do not impose any greater restraint than is necessary to protect the legitimate business interests of the Kraton Group, including its interest in developing and protecting its business goodwill and to ensure the protection of its and its affiliates’ technology and other Confidential Information. Employee acknowledges that the duration of the covenants contained in this Article IV are the result of arm’s-length bargaining and that the consideration provided and promises made by the Company herein constitute an otherwise enforceable agreement to which the terms of this Article IV are ancillary.
(b)    Employee acknowledges and recognizes the highly competitive nature of the businesses of the Kraton Group and agrees that competition by Employee in the manner and circumstances set forth in Section 4.1 in violation if this Article IV would cause irreparable injury to the Company and the Kraton Group; and, therefore, the temporal and geographic scope of this Article IV is reasonable and necessary to prevent such injury.
(c)    It is specifically agreed that the period specified in Section 4.1 shall be computed by excluding from that computation any time during which Employee is in violation of any provision of Section 4.1.
4.3    Modification of Restrictions. It is the desire and intent of the parties that the provisions of this Article IV be enforced to the fullest extent permitted under applicable law, whether now or hereafter in effect. Therefore, if any of the aforesaid restrictions are found by a court of competent jurisdiction to be unreasonable, overly broad as to time, or otherwise unenforceable, the parties intend for the restrictions herein set forth to be modified by the court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced. By agreeing to this contractual modification prospectively at this time, the Company and Employee intend to make this provision enforceable under the law or laws of all applicable jurisdictions so that the entire agreement not to compete and this Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal. Such modification shall not affect the payments made to Employee under this Agreement.
4.4    Notification of Restrictions to Third Parties. (a) If during the Restrictive Period set forth in Section 4.1 above, Employee enters into an employment consulting or independent contractor relationship with any third party, Employee agrees to provide the Company with written notice of Employee’s job responsibilities within five (5) business days of Employee’s acceptance of employment (or other relationship) (“Employment Notice”). The Employment Notice shall include (i) a description of the duties and responsibilities of the proposed position, (ii) the identity of the employer(s) and whether the employer(s) is involved in a Completive Business, and (iii) the territory in which Employee will be working. If Employee fails to timely provide the required Employment Notice, the parties agree and acknowledge that the Company is entitled to presume that Employee’s employment or other arrangement with a third party violates the terms of this Agreement and the Company will be authorized to seek immediate injunctive relief as set forth herein.
    (b)    Employee agrees that the Company may notify any person or entity employment or contracting with Employee or evidencing an intention of employing or contracting with Employee of the existence and provisions of this Agreement.

ARTICLE V
MISCELLANEOUS
5.1    Absence of Restrictions.
(a)    Employee represents that:
(i)    he does not have in his possession any written materials embodying information known or claimed to be the proprietary or confidential information of any other person, firm or corporation, including, without limitation, any prior employer;
(ii)    he does not have in his possession any written material of any kind which has been removed from the premises of a former employer without the written consent of that employer;
(iii)    to his knowledge, his employment with the Company will not require him to use or disclose any proprietary or confidential information of any person, firm or corporation, and that he will not use or disclose any proprietary or confidential information of any other person, firm or corporation; and
(iv)    he will not disclose, in connection with his employment by the Company, information obtained from any other person, firm or corporation, including, without limitation any former employer, which Employee knows or has reason to know is confidential or proprietary.
(b)    Employee represents and warrants that Employee knows of no reason that Employee cannot legally enter into this Agreement and perform the services contemplated by this Agreement. Specifically, Employee represents and warrants that Employee is not a party to any agreement with a former employer containing any post-employment restrictions, noncompetition provisions or any other restrictive covenants with respect to (i) the rendition of any personal services that Employee is expected to perform or conduct, (ii) the disclosure or use of any information which, directly or indirectly, relates to the business of the Company or the services to be rendered by Employee, or (iii) any other obligation which would impact or restrict Employee’s employment by the Company or the performance of Employee’s duties.
5.2    At-Will Employment. Employee acknowledges that the Employee may terminate Employee’s employment with the Company or be terminated by the Company with or without cause and with or without notice at the option of the Employee or the Company. Employee understands that no supervisor, manager or representative other than the Company’s Chief Executive Officer has any authority to enter into any agreements with Employee for employment for any specified time period or to make any oral or written promises or agreements contrary to this Section 5.2. Further, any agreement purporting to limit the at-will nature of an employee’s employment with the Company entered into by the Chief Executive Officer shall not be enforceable unless it is in writing. [CURRENT EMPLOYEES: For the avoidance of doubt, as of the Effective Date, any prior written or unwritten employment agreement between the Company and the Employee shall be deemed terminated and superseded by this Agreement, and shall thereafter be of no further force or effect.]
5.3    Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given (a) when received if delivered personally or by courier, (b) on the date receipt is acknowledged if delivered by certified mail, postage prepaid, return receipt requested or (c) one day after transmission if sent by facsimile transmission with confirmation of transmission, as follows:
    If to Employee, addressed to the most recent address of Employee set forth in the     personnel records of the Company.
    If to the Company, addressed to:    Kraton Polymers U.S. LLC
                        15710 John F. Kennedy Blvd.
                        Suite 300
                        Houston, TX 77032
                        Attention: Legal Department
or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices or changes of address shall be effective only upon receipt.
5.4    Remedies. Employee and the Company acknowledge that money damages would not be sufficient remedy for any breach of Articles II, III or IV by Employee, and the Company or its affiliates shall be entitled to enforce the provisions of Article II, III or IV by specific performance and by temporary restraining order, preliminary injunction or other equitable relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of Articles II, III or IV, but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Employee and Employee’s agents.
5.5    Applicable Law; Submission to Jurisdiction.
(a)    This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Texas, without regard to conflicts of laws principles thereof.
(b)    Each party hereto expressly and irrevocably agrees: (a) that it waives any objection, and specifically consents, to venue in the Federal or State courts located in Houston, Texas, so that any action at law or in equity may be brought and maintained in any such court; and (b) that service of process in any such action may be effected against such party in any manner permitted by applicable Federal Rules of Civil Procedure or Rules of the Courts of the State of Texas. In addition, each party hereto expressly and irrevocably waives, in respect of any action brought in any Federal or State court located in Houston, Texas, or any resulting judgment, any objection, and hereby specifically consents, to the personal and subject matter jurisdiction of any such court, and agrees not to seek to change the situs of such action or to assert that any other court in any other jurisdiction is a more suitable forum for the hearing and adjudication of any claim or dispute raised in such action.

5.6    No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
5.7    Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.
5.8    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.
5.9    Headings. The Section headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.
5.10    Successors. This Agreement shall be binding upon and inure to the benefit of the Kraton Group and their respective successors and assigns. The Company may also assign its rights and obligations under this Agreement to any entity which, directly or indirectly, controls, is controlled by, or is under common control with, the Company and/or the Parent. The Employee may not assign the Employee’s rights or obligations under this Agreement to any individual or entity without the written consent of the Company.
5.11    Survival.    The provisions of this Agreement shall survive any termination of Employee’s employment relationship with the Company.
5.12    Entire Agreement. This Agreement constitutes the entire agreement of Employee and the Company or any entity of the Kraton Group with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to employment of Employee by the Company. Without limiting the scope of the preceding sentence, all understandings and agreements preceding the date of execution of this Agreement and relating to the subject matter hereof are hereby null and void and of no further force and effect.
5.13    Modification; Waiver. Except as otherwise provided in Section 4.3, any modification to or waiver of this Agreement shall be effective only if it is in writing and signed by the parties to this Agreement.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.
KRATON POLYMERS U.S. LLC

By:
Name:

Title:

KRATON CORPORATION
By:
Name:
Title:

[EMPLOYEE]